Exhibit 99.1

Press Contact:
Mike Banas
Ashton Partners
312-553-6704 Direct

Investor Contact:
Regina Hoshimi
Ashton Partners
877-934-4687
investor@wfinet.com

FOR IMMEDIATE RELEASE

WFI RECEIVES NASDAQ STAFF DETERMINATION NOTICE RELATED TO DELAYED
FORM 10-K FILING FOR 2006; APPEAL HEARING REQUESTED

SAN DIEGO, CA, MARCH 28, 2007—WFI (NASDAQ: WFII) today announced that, as expected, it received a NASDAQ Staff Determination notice on March 22, 2007, indicating the Company is not in compliance with the NASDAQ requirements for continued listing, as set forth in Marketplace Rule 4310(c)(14), and its securities, therefore, are subject to delisting from the NASDAQ Stock Market. The Determination notice was received because the Company has not timely filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.  WFI has requested a hearing before the NASDAQ Listing Qualifications Panel to appeal the notice.  The hearing request automatically stayed the delisting of WFI’s common stock, and shares of WFI’s common stock will continue trading on the NASDAQ, pending the outcome of the Panel’s decision. There can be no assurance that the Panel will grant a request for continued listing.

WFI’s delayed filing of its Form 10-K results from the Company’s previously announced voluntary review of its past practices for granting and pricing stock options. WFI’s executive management team proactively initiated the ongoing review, which is being conducted with oversight by WFI’s Board of Directors as well as outside legal counsel.  Until the review is completed, WFI will be unable to complete and file its Annual Report on Form 10-K for the year ended December 31, 2006. The Company intends to file its Annual Report on Form 10-K as soon as practical after the completion of the review.

About WFI

Headquartered in San Diego, CA, WFI is an independent provider of systems engineering, network services and technical outsourcing for the worlds largest wireless carriers, enterprise customers and d for government agencies.  The company provides the design, deployment, integration, and the overall management of wired and wireless networks which deliver voice and data communication, and which support advanced security systems.

WFI has performed work in over 100 countries since its founding in 1994. News and information are available at www.wfinet.com. (code: WFI-mb)

Notice Regarding Forward-Looking Statements

This news release contains comments and forward-looking statements based on current plans, exceptions, events, and financial and industry trends that may affect the Company’s future operating results and financial position expectations. Such statements, including the Company’s continued listing on The NASDAQ Global Select Market and the filing of its Form 10-K for the fiscal year ended December 31, 2006, involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. Such risks and uncertainties include, without limitation: the timing and outcome of the NASDAQ appeal hearing, the timing and outcome of the Company’s internal stock option review, shareholder litigation, and the SEC’s informal inquiry regarding the Company’s stock option grant practices. For additional information, refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent quarterly and annual reports on Forms 10-Q and Form 10-K .